Exhibit 10.2

STRICTLY PRIVATE AND CONFIDENTIAL

June 6, 2017

Dear Tim,

It is my pleasure to offer you the position of Interim Chief Financial Officer with an effective date of June 8, 2017. Please review the attached table detailing your interim compensation details.

As you are aware, this position will report to the Chief Executive Officer. In addition to the compensation listed in the attached table, you will remain eligible to participate in the same benefits for which you are currently enrolled, and all other terms of employment will stay the same.

This letter is not intended to establish a contract of employment nor does an acceptance create a contract of employment.

Please indicate your acceptance of this offer by signing below and returning it to me no later than 5:00 pm on 6/6/2017. Please keep a copy of the offer letter for your records and feel free to contact me at 314-985-2359, if you have any questions regarding this letter or any other aspects of this interim opportunity with Energizer.

Thank you for your continued contributions. I look forward to working with you as a part of the executive team.

Sincerely,		Colleague Offer Acceptance:

Name:
Sue Drath
Chief Human Resource Officer
Date:

STRICTLY PRIVATE AND CONFIDENTIAL

Interim Chief Financial Officer Compensation Details

(All values are in USD)

Timothy Gorman

	Current	New		Type of Action
Temporary Monthly Cash Allowance During Interim Role	0	+ $	9,347.25 per month	Temporary Allowance

Success Incentive Payment	0		$240,000	Temporary Incentive

Bonus	60%		60%	STI